Exhibit 99.1

             KIMCO REALTY REPORTS FIRST QUARTER OPERATING RESULTS

     Highlights:

     - Funds From Operations Increased 14.8% to $124.6 Million

     - Funds From Operations Per Share Increased 12.8% to $0.53

     - Net Income Increased 10.8% to $96.2 million

     - Net Income Per Share Increased 11.1% to $0.40

     - Active Development Projects Exceed $1.5 Billion

     - Strong Investment Activity in Canada with Seven Transactions Closed Comprising 30 Properties

     - Kimco Added to the S&P 500 Index on March 31, 2006

    NEW HYDE PARK, N.Y., April 25 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced net income for the first quarter ended March 31, 2006 increased 10.8 percent to $96.2 million from $86.8 million a year ago. On a diluted per common share basis, net income increased 11.1 percent to $0.40 from $0.36 in the first quarter of 2005. Kimco's first quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 14.8 percent to $124.6 million from $108.5 million for the same period last year. On a diluted per common share basis, first quarter FFO increased 12.8 percent to $0.53 from $0.47 a year ago.

    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    Kimco's parent portfolio occupancy remained high at 94.6 percent, consistent with the prior quarter's level and 1.2 percent higher than a year ago. For the quarter, Kimco signed 110 new leases in this portfolio totaling 434,000 square feet. Forty-eight of these new leases were for spaces where the company replaced a prior tenant from a year ago. The average increase in contractual base rent on these same space leases was approximately 16.2 percent on a cash basis. The Company also signed 108 tenant lease renewals, and option exercises totaling 556,000 square feet resulting in average cash rent increases of 10.5 percent. Over the past four quarters, Kimco has signed 184 same space new leases totaling 872,000 square feet at an average cash increase of approximately 14.1 percent and 342 lease renewals and options totaling 1.8 million square feet at an average cash increase of approximately
9.5 percent. As a result of these strong leasing results and the Company's ongoing redevelopment program, Kimco's same store growth in net operating income was 5.5 percent, on a cash basis and excluding lease termination fees.

    Investment Activity

    During the first quarter Kimco acquired interests in 110 properties valued at approximately $1.1 billion and aggregating 7.9 million square feet. From year-end through the date of this release, Kimco has acquired interests in 120 properties valued at $1.3 billion and aggregating approximately 9.2 million square feet. Many of the properties acquired represent co-investments with institutional partners. The Company continues to aggressively grow its assets under management and corresponding management fee revenue. A summary of the recent major transactions is as follows:

    U.S. Acquisitions

    -- The Company acquired a portfolio of 19 shopping centers located in California, Nevada and Hawaii for approximately $134 million. In aggregate, the properties total 1.7 million square feet of gross leasable area, including anchor owned space of approximately 885,000 square feet.

    -- The Company acquired Copperwood Village, a 350,000 square foot shopping center located in Houston, Texas, for approximately $73.9 million. Anchor tenants at the property include Michael's, OfficeMax, Marshall's and Bed Bath & Beyond. This property was acquired for the Company's co-investment program with UBS Wealth Management.

    -- The Company acquired Cupertino Village, a 115,000 square foot neighborhood and community shopping center located in a densely populated submarket of the San Francisco Bay Area. The property has excellent demographics, with 220,000 people located within a three mile radius and average household incomes of $115,000. Kimco acquired this property at a cost of approximately $65.4 million.

    -- As previously announced, the Company acquired interests in two shopping centers located in Puerto Rico; Plaza Central in Caguas and Los Colobos in Carolina. In aggregate, these two property interests were purchased for approximately $186 million. Kimco is under contract to acquire interests in five additional shopping centers in Puerto Rico later this year.

    -- In a transaction consistent with Kimco's strategy of acquiring high quality properties for its co-investment programs, the Company acquired a minority interest in a portfolio of six shopping centers with a total value of $385.6 million. The 1.8 million square foot portfolio consists of properties located in Edgewater, New Jersey; Ellicott City, Maryland; Austin, Texas; Clackamas, Oregon; West Lake Hills, Texas; and Palm Aire, Florida. These properties are well positioned in dense, in-fill markets with high barriers to new competition. Kimco is acquiring its interest from Crow Holdings Fund III, a prominent institutional real estate investment fund that will remain the majority investor in these properties. Kimco will provide property management services for the portfolio.

    -- The Company acquired Hylan Plaza shopping center located in Staten
       Island, New York, as a result of its recently completed acquisition of Atlantic Realty Trust. Hylan Plaza, which was valued at approximately $82 million, is a 358,155 square foot shopping center anchored by Kmart, Pathmark and Toys R' Us. Most of the tenants at this shopping center have leases with below market rent and short remaining lease terms, which will allow Kimco to grow rental income from the property substantially.

    -- The Company acquired two shopping centers on Long Island in Centereach and Bay Shore, New York. The properties, which total 279,000 square feet were acquired in separate transactions for a total of $61.6 million.

    -- The Company acquired Tyler Street Plaza, an 86,108 square foot shopping center, located in Riverside, California, for approximately $10.1 million. This property will be transferred later this year to one of Kimco's co-investment programs.

    -- In addition, the Company acquired interests in seven other retail locations and increased its ownership interests in two properties already in the Company's portfolio. In aggregate, these transactions totaled $21.6 million.

    Mexico Investments

    In Mexico, during the quarter Kimco acquired a 13 acre site in Monterrey, Mexico, for development of a 312,000 square foot HEB anchored shopping center. The Company's initial investment to acquire the land was approximately $12.8 million and the total project cost is expected to be approximately $35.6 million. Also during the quarter, Kimco's venture with American Industries acquired interests in two additional net leased properties for an aggregate gross cost of $4.7 million. In addition, the venture expanded three buildings for existing tenants for a gross investment of $12.2 million. The venture currently owns 59 net leased properties totaling 6.0 million square feet that are 97.2 percent occupied.

    Subsequent to quarter end, Kimco acquired a 20 acre site in Guadalajara, Mexico for the ground up development of a 767,400 square foot shopping center. The property is located in a highly sought after in-fill location in Mexico's second largest city where there is strong demand from anchor tenants. Kimco has initially invested $31.6 million and the total project cost is expected to be approximately $83 million upon completion.

    Canadian Investments

    The Company had a very strong quarter expanding its investments in Canada. Kimco recently completed seven transactions, investing approximately $71 million and acquiring interests in 30 properties. A summary of the transactions is as follows:

    -- Kimco invested $24.0 million in a joint venture for an eight property portfolio in Canada located in Montreal; Ottawa (2); Toronto;
       Windsor (3) and Winnipeg.

    -- Kimco invested $20.8 million in a preferred equity transaction to acquire a portfolio of 15 properties in Montreal, Quebec. In aggregate, the properties total 848,000 square feet of gross leasable area.

    -- Kimco invested $9.7 million in the Centre Village Mall, a 368,418 square foot grocery anchored shopping center located in Lethbridge, Alberta.

    -- Kimco invested $16.3 million in six additional Canadian properties in separate transactions as follows:

       * A $7.2 million investment in The Village, a 474,644 shopping center in St. John's, Newfoundland.

       * A $3.9 million investment in a ground up development project for Real Canadian Superstore, a division of Loblaws, the dominant grocer in Canada.

       * A $3.0 million investment in a portfolio of three grocery anchored neighborhood shopping centers located in La Malbai, St-Augustin-de-Desmaures and Laurier Station, Quebec.

       * A $2.2 million investment in an 86,000 square foot building located in Toronto.

    U.S. Preferred Equity Investments

    Kimco continues to grow its preferred equity program in the U.S. Since year end, the Company has made the following investments:

    -- Kimco acquired a preferred equity interest in two buildings located in Manhattan at 625 Broadway and 387 Bleecker Street. In aggregate, these properties were valued at $40.3 million.

    -- The Company invested $17.8 million in a portfolio of 28 neighborhood retail properties. The properties are located across 11 states and total 684,860 square feet.

    -- In Florida, the Company acquired preferred equity interests in a portfolio of three shopping centers for an aggregate investment of $12.6 million.

    -- Kimco also funded approximately $13.6 million of preferred equity in seven additional properties in the U.S.

    During the quarter, three preferred equity investments were redeemed for proceeds in the amount of $14.1 million, resulting in profit participation of $4.3 million. Since the inception of Kimco's preferred equity program, approximately $55 million has been redeemed resulting in profit participation of approximately $22.5 million.

    In aggregate, Kimco's preferred equity portfolio has grown to a total of 195 properties totaling 14.1 million square feet of gross leasable area. Kimco currently has preferred equity investments throughout the U.S. and Canada of approximately $310 million.

    Development Activities

    Kimco Developers Inc. (KDI), the Company's taxable merchant building subsidiary, sold properties totaling $16.6 million during the quarter. Kimco also invested $39.6 million to acquire interests in four new development projects located in Dallas, Texas; Nashville, Tennessee; Phoenix, Arizona; and Chambersburg, Pennsylvania.

    With the addition of these new projects, Kimco currently has 41 active development projects in the U.S., Canada and Mexico, with a total estimated project cost of approximately $1.5 billion. When completed, the developments will encompass more than 15.1 million square feet of leasable area. Kimco also owns 250 acres of land, primarily in Arizona, that is being held for future development.

    In addition, Kimco is currently evaluating 16 additional developments in the U.S. totaling approximately $1.0 billion and ten potential developments in Mexico totaling $250 million and one large project in Canada totaling C$216 million.

    Dispositions Activity

    During the quarter Kimco sold interests in 12 retail properties for a total of $77.2 million. Three properties were sold from the Company's parent portfolio, two properties from the Kimco Income REIT, two from Kimco's co-investment program with GE Real Estate, four from FNC Realty (formerly Frank's Nursery) and one from Kimsouth.

    Earnings Guidance

    Management maintained its range of FFO guidance of $2.12 - $2.16 per share for the year ending December 31, 2006. A reconciliation of management's projections from earnings per diluted common share to FFO per diluted common share is included in this release.

    Kimco was added to the Standard & Poor's Index on March 31, 2006, a benchmark used by over 97 percent of U.S. money managers. The Company has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,116 properties comprising approximately 142.3 million square feet of leasable space located throughout 45 states, Canada, Mexico and Puerto Rico. For further information refer to the Company's web site at http://www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to,
(i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2005. Copies of each filing may be obtained from the Company or the SEC.

    Contact:
     Kimco Realty Corporation
     Scott Onufrey
     (516) 869-7190 sonufrey@kimcorealty.com

                            Kimco Realty Corporation
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                   2006             2005
                                                ----------       ----------
 Revenues from rental property                  $  142,705       $  129,314
                                                ----------       ----------
 Rental property expenses:
   Rent                                              2,913            2,509
   Real estate taxes                                17,664           16,050
   Operating and maintenance                        17,734           17,434
                                                ----------       ----------
                                                    38,311           35,993
                                                ----------       ----------
                                                   104,394           93,321

 Income from other real estate investments          18,633           16,608
 Mortgage financing income                           4,194            3,105
 Management and other fee income                     7,395            7,653
 Depreciation and amortization                     (29,683)         (25,369)
                                                ----------       ----------
                                                   104,933           95,318

 Interest, dividends and other investment income    12,290            4,061
 Other income/(expense), net                        12,032             (936)

 Interest expense                                  (40,020)         (28,470)
 General and administrative expenses               (16,733)         (12,004)
                                                ----------       ----------
                                                    72,502           57,969

 Provision for income taxes                         (1,653)          (2,637)

 Equity in income of real estate joint
  ventures, net                                     16,751           24,381
 Minority interests in income, net                  (5,814)          (3,136)
 Gain on sale of development properties,
  net of tax of $1,209 and $3,479,
  respectively                                       1,812            5,219
                                                ----------       ----------
 Income from continuing operations                  83,598           81,796
                                                ----------       ----------

Discontinued Operations:

Income from discontinued operating properties          971              993
Gain on disposition of operating properties         11,626            2,396
                                                ----------       ----------
Income from discontinued operations                 12,597            3,389
                                                ----------       ----------
Gain on transfer of operating properties(1)             --            1,595
                                                ----------       ----------
                                                        --            1,595
                                                ----------       ----------
 Net income                                         96,195           86,780

 Preferred stock dividends                          (2,909)          (2,909)
                                                ----------       ----------
 Net income available to common shareholders    $   93,286       $   83,871
                                                ==========       ==========
Per common share:

 Income from continuing operations:

      -- Basic                                  $     0.35       $     0.36
                                                ==========       ==========
      -- Diluted                                $     0.35(2)    $     0.35(2)

 Net income:                                    ==========        =========

      -- Basic                                  $     0.41       $     0.37
                                                ==========       ==========
      -- Diluted                                $     0.40(2)    $     0.36(2)
                                                ==========       ==========
Weighted average shares outstanding:

      -- Basic                                     228,674          225,461
                                                ==========       ==========
      -- Diluted                                   233,620(2)       234,311(2)
                                                ==========       ==========
 Income subject to income taxes                 $    7,844       $   15,308

(1) Included in the calculation of Income from continuing operations per common share in accordance with SEC guidelines.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income available to common shareholders would be increased by $1,607 for the three months ended March 31, 2005 reflecting the distribution associated with the units. For the period ended March 31, 2006, the impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                   2006             2005
                                                ----------       ----------
Funds From Operations
 Net income                                     $   96,195       $   86,780
 Gain on disposition of operating
  properties, net of minority interests            (11,626)          (3,991)
 Gain on disposition of joint venture
  operating properties                              (1,732)          (8,288)
 Depreciation and amortization                      29,677           26,183
 Depreciation and amortization -- real estate
  joint ventures, net of minority interests         15,009           10,760

 Preferred stock dividends                          (2,909)          (2,909)
                                                ----------       ----------
 Funds from operations                          $  124,614       $  108,535
                                                ==========       ==========
Per common share:

       -- Basic                                 $     0.54       $     0.48
                                                ==========       ==========
       -- Diluted(3)                            $     0.53(3)    $     0.47(3)
                                                ==========       ==========

Weighted Average Share Information for FFO Calculations

 Weighted average shares:

     -- Basic                                      228,674          225,461
                                                ==========       ==========
     -- Diluted(3)                                 238,386(3)       234,311(3)
                                                ==========       ==========

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,739 and $1,607 for the three months ended March 31, 2006 and 2005, respectively.

    NOTE: Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

                           Kimco Realty Corporation
                    Condensed Consolidated Balance Sheets
                      (In thousands, except share data)
                                 (unaudited)

                                                       March 31,    December 31,
                                                         2006          2005
                                                     ------------   ------------
Assets:
 Operating real estate, net of
  accumulated depreciation of $742,403 and
  $740,127, respectively                             $  3,679,305   $  3,209,158
 Investments and advances in real estate
  joint ventures                                          782,866        735,648
 Real estate under development                            718,641        611,121
 Other real estate investments                            361,996        283,035
 Mortgages and other financing receivables                156,288        132,675
 Cash and cash equivalents                                158,878         76,273
 Marketable securities                                    206,577        206,452
 Accounts and notes receivable                             63,111         64,329
 Other assets                                             248,146        215,945
                                                     ------------   ------------
                                                     $  6,375,808   $  5,534,636
                                                     ============   ============
Liabilities:
 Notes payable                                       $  2,212,474   $  2,147,405
 Mortgages payable                                        400,577        315,336
 Construction loans payable                               261,943        228,455
 Dividends payable                                         82,258         78,169
 Other liabilities                                        315,392        255,213
                                                     ------------   ------------
                                                        3,272,644      3,024,578
                                                     ------------   ------------
 Minority interests                                       240,887        122,844
                                                     ------------   ------------
Stockholders' Equity:
 Preferred Stock, $1.00 par value,
 authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par
 value, authorized 700,000 shares
   Issued and outstanding 700,000 shares                      700            700
   Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized
  300,000,000 shares
   Issued 240,995,194, outstanding 240,448,614
    and issued and outstanding 228,059,056 shares,
    respectively                                            2,404          2,281
Paid-in capital                                         2,735,693      2,255,332
Retained earnings                                          73,792         59,855
                                                     ------------   ------------
                                                        2,812,589      2,318,168
Accumulated other comprehensive income                     49,688         69,046
                                                     ------------   ------------
                                                        2,862,277      2,387,214
                                                     ------------   ------------
                                                     $  6,375,808   $  5,534,636
                                                     ============   ============

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share
                                   (Unaudited)

                                                         Projected Range
                                                         Full Year 2006
                                                     ------------------------
                                                         Low           High
                                                     ----------    ----------
Projected diluted net income per common share        $     1.46    $     1.56
Projected depreciation and amortization                    0.50          0.50
Projected depreciation and amortization
 real estate joint ventures, net of minority
 interests                                                 0.25          0.25
Gain on disposition of operating properties               (0.07)        (0.12)
Gain on disposition of joint venture
 operating properties, net of minority interests          (0.02)        (0.03)
                                                     ----------    ----------
Projected FFO per diluted common share               $     2.12    $     2.16
                                                     ==========    ==========

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

SOURCE  Kimco Realty Corporation
    -0-                             04/25/2006
    /CONTACT: Scott Onufrey of Kimco Realty Corporation, +1-516-869-7190, or sonufrey@kimcorealty.com/
    /Web site:  http://www.kimcorealty.com /